Exhibit 99.1

For Immediate Release
Contact: Robert J. Habig
650.610.2900
ir@avistar.com

AVISTAR COMMUNICATIONS REPORTS FINANCIAL RESULTS
FOR THE THIRD QUARTER OF 2006

REDWOOD SHORES, CA – October 19, 2006 – Avistar Communications Corporation (NASDAQ: AVSR), a video collaboration platform provider, today announced financial results for the three and nine months ended September 30, 2006.

Revenue for the three months ended September 30, 2006 was $7.3 million, compared to revenue of $1.8 million for the three months ended June 30, 2006 and $1.8 million for the three months ended September 30, 2005.  This increase in revenue was largely due to a licensing agreement concluded in the quarter among Avistar, its wholly-owned subsidiary, Collaboration Properties, Inc. (CPI), Sony Corporation and Sony Computer Entertainment, Inc. (SCEI), under which CPI received a license fee of $5.0 million.  Separately, income from settlement and patent licensing was $1.1 million for the three month period ended September 30, 2006, as well as the three month periods ended June 30, 2006 and September 30, 2005.

Avistar reported a net profit of $1.8 million, or $0.05 per basic and diluted share, for the three months ended September 30, 2006.  Avistar reported a net loss of $3.7 million, or $0.11 per basic and diluted share, for the three months ended June 30, 2006, and $1.4 million, or $0.04 per basic and diluted share, for the three months ended September 30, 2005.  The net profit for the third quarter of 2006 is after deducting $0.5 million of employee stock compensation expense related to the adoption of Financial Accounting Standard No. 123R by Avistar.  Net loss for the three months ended June 30, 2006 included $0.5 million of stock compensation expense, and net loss for the three months ended September 30, 2005 did not include any employee stock compensation expense.

Revenue for the nine months ended September 30, 2006 was $10.9 million, as compared to $5.1 million for the nine months ended September 30, 2005.  Avistar reported a net loss of $5.0 million, or $0.15 per basic and diluted share, for the nine months ended September 30, 2006.  For the nine months ended September 30, 2005, Avistar reported a net loss of $3.1 million, or $0.09 per basic and diluted share.

As of September 30, 2006, Avistar had cash, cash equivalents and marketable securities of $8.4 million and no debt.

“Avistar and our intellectual property subsidiary, CPI, had several notable accomplishments during the third quarter of 2006,” stated Gerald J. Burnett, Chairman and Chief Executive Officer of Avistar.  “We achieved profitability for the quarter, largely as a function of our recently-concluded licensing agreement with Sony Corporation and Sony Computer Entertainment, Inc.  We recorded $5.0 million of revenue and cash in-flow during the third quarter from this agreement, with future royalty payments predicated on sales of certain SCEI products in certain countries, including the United States.”

Dr. Burnett continued, “Shortly after the third quarter concluded, we announced the introduction of our new “software-only” client, which provides the full range of functionality that current Avistar users have come to rely on, now requiring only the addition of a webcam.  Combining simplicity of deployment, a lower price point and enhanced mobility, we anticipate this product will appeal to companies desiring increased mobility for their workforces, and will help foster increased adoption and deployments over time.”

About Avistar Communications Corporation

Avistar Communications Corporation develops, markets, and supports a video collaboration platform for the enterprise, all powered by the AvistarVOS™ software. From the desktop, Avistar delivers business-quality video calling, recording, publishing to web and e-mails, video-on-demand, broadcast origination and distribution, and document sharing.  Avistar video-enables business processes by integrating visual communications into the daily workflow and connecting communities of users within and across enterprises. Founded in 1993, Avistar is headquartered in Redwood Shores, California, with offices in New York and London. Avistar’s technology is used in more than 35 countries.

Collaboration Properties, Inc. (CPI), a wholly owned subsidiary of Avistar, holds a current portfolio of 71 patents for inventions in the primary areas of video and network technology. CPI pursues patents for presence-based interactions, desktop video, recorded and live media at the desktop, multimedia documents, data sharing, and a rich-service network video architecture that supports Avistar’s product suite and customers. CPI offers licenses to its patent portfolio and Avistar’s video-enabling technologies to companies in the video conferencing, rich-media services, public networking, and related industries.

For more information, visit www.avistar.com.

Forward Looking Statements

Statements made in this news release that are not purely historical, including but not limited to statements regarding potential future royalty payments from Sony Computer Entertainment, Inc. and the impact of our software-only client on Avistar’s product sales, adoption and deployment, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act. Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including such factors, among others, as uncertainty as to sales of SCEI products incorporating Avistar technology, collection by Avistar of royalty payments from SCEI, market acceptance of Avistar’s products, increased competition in the market for video collaboration products, technical limitations on the development and application of our products and challenges associated with protecting our intellectual property.

As a result of these and other factors, Avistar expects to experience significant fluctuations in revenue and operating results, and there can be no assurance that Avistar will become or remain profitable in the future, or that its future results will meet expectations. These and other risk factors are discussed in Avistar’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission from time to time. Avistar disclaims any intent or obligation to update these forward-looking statements.

~ financial statements follow ~

Copyright © 2006 Avistar Communications Corporation. All rights reserved. Avistar, AvistarVOS, and the Avistar logo are trademarks or registered trademarks of Avistar Communications Corporation

AVISTAR COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
for the three and nine months ended September 30, 2006 and 2005
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2006	2005	2006	2005
	(unaudited)		(unaudited)
		Restated		Restated
Revenue:

Product	$1,448	$842	$3,295	$2,504
Licensing	5,000	—	5,071	—
Services, maintenance and support	828	992	2,522	2,598
Total revenue	7,276	1,834	10,888	5,102
Costs and expenses:

Cost of product revenue	998	531	2,351	1,299
Cost of services, maintenance and support revenue*	374	616	1,366	1,588
Income from settlement and patent licensing	(1,057)	(1,057)	(3,171)	(3,171)

Research and development*	1,517	905	4,234	2,252

Sales and marketing*	1,394	782	4,173	2,299
General and administrative*	2,280	1,621	7,106	4,256
Total costs and expenses	5,506	3,398	16,059	8,523
Income (loss) from operations	1,770	(1,564)	(5,171)	(3,421)
Other income (expense):
Interest income	54	144	234	365
Other expense, net	(6)	(5)	(21)	(16)
Total other income, net	48	139	213	349
Net income (loss)	$1,818	$(1,425)	$(4,958)	$(3,072)

Net income (loss) per share - basic and diluted	$0.05	$(0.04)	$(0.15)	$(0.09)
Weighted average shares used in calculating
Basic net income (loss) per share	33,965	33,687	33,893	33,554
Diluted net income (loss) per share	34,860	33,687	33,893	33,554

*Including stock based compensation of:
Cost of services, maintenance and support revenue	$40	$—	$113	$—
Research and development	164	—	461	—
Sales and marketing	133	—	365	—
General and administrative	200	20	571	69
	$537	$20	$1,510	$69

AVISTAR COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
as of September 30, 2006 and December 31, 2005
(in thousands, except share and per share data)

	September 30,	December 31,
	2006	2005
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$7,520	$8,216
Marketable securities	899	2,995
Total cash, cash equivalents and marketable securities	8,419	11,211
Accounts receivable, net of allowance for doubtful accounts of $66 and $121 at September 30, 2006 and December 31, 2005, respectively	1,236	1,428
Inventories, including inventory shipped to customers’ sites, not yet installed of $43 and $28 at September 30, 2006 and December 31, 2005, respectively	873	675
Deferred settlement and patent licensing costs	1,256	1,256
Prepaid expenses and other current assets	420	463
Total current assets	12,204	15,033
Long-term marketable securities	—	958
Property and equipment, net	305	311
Long-term deferred settlement and patent licensing costs	2,709	3,685
Other assets	187	371
Total assets	$15,405	$20,358

Liabilities and Stockholders’ Equity (Deficit):
Current liabilities:
Accounts payable	$1,602	$1,004
Deferred income from settlement and patent licensing	5,520	5,520
Deferred services revenue and customer deposits	1,069	712
Accrued liabilities and other	2,836	1,491
Total current liabilities	11,027	8,727
Long-term liabilities:
Long-term deferred income from settlement and patent licensing	11,681	15,789
Total liabilities	22,708	24,516
Stockholders’ equity (deficit):
Common stock, $0.001 par value; 250,000,000 shares authorized at September 30, 2006 and December 31, 2005; 35,191,030 and 34,939,124 shares issued at September 30, 2006 and December 31, 2005, respectively	35	35
Less: treasury common stock, 1,181,625 at September 30, 2006 and December 31, 2005, respectively, at cost	(53)	(53)
Additional paid-in-capital	92,319	90,519
Other comprehensive income (loss)	1	(12)
Accumulated deficit	(99,605)	(94,647)
Total stockholders’ equity (deficit)	(7,303)	(4,158)
Total liabilities and stockholders’ equity (deficit)	$15,405	$20,358

AVISTAR COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
for the nine months ended September 30, 2006 and 2005
(in thousands)

	Nine Months Ended
	September 30,	September 30,
	2006	2005
	(unaudited)
		Restated
Cash Flows from Operating Activities:
Net loss	$(4,958)	$(3,072)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	285	139
Stock based compensation for options issued to consultants and employees	1,510	69
Provision for doubtful accounts	(55)	65
Changes in assets and liabilities:
Accounts receivable	247	(161)
Inventories	(198)	2
Prepaid expenses and other current assets	43	(7)
Deferred settlement and patent licensing costs	976	976
Other assets	184	(1)
Accounts payable	598	(493)
Deferred income from settlement and patent licensing	(4,108)	(4,108)
Deferred services revenue and customer deposits	357	383
Accrued liabilities and other	1,345	105
Net cash used in operating activities	(3,774)	(6,103)

Cash Flows from Investing Activities:
Purchase of short and long-term marketable securities	—	(2,363)
Maturities of short-term marketable securities	3,067	—
Purchase of property and equipment	(279)	(293)
Net cash provided by (used in) investing activities	2,788	(2,656)

Cash Flows from Financing Activities:
Proceeds from issuance of common stock	290	376
Net cash provided by financing activities	290	376
Net decrease in cash and cash equivalents	(696)	(8,383)
Cash and cash equivalents, beginning of year	8,216	21,656
Cash and cash equivalents, end of period	$7,520	$13,273

Supplemental Cash Flow Information:
Cash paid for income taxes	$—	$315
Cash paid for interest	$2	$—